EXHIBIT 8.1



                              Troutman Sanders LLP
                              600 Peachtree Street
                               Atlanta, GA 30308
                                  404-885-3000


                                 August 4, 1997



The Southern Company
270 Peachtree Street, N.W.
Atlanta, Georgia  30303

Southern Company Capital Funding, Inc.
270 Peachtree Street, N.W.
Atlanta, Georgia  30303

         Re:      Southern Company Capital Trust II
                  Certain Federal Income Tax Considerations

Gentlemen:

         We have acted as special tax counsel to The Southern Company ("Southern"), Southern Company Capital Funding, Inc. ("Capital") and Southern Company Capital Trust II (the "Trust") in connection with the preparation of a Registration Statement on Form S-4, as amended (the "Registration Statement"), which has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the proposed offer to exchange up to $75,000,000 aggregate liquidation amount of the Trust's 8.14% Exchange Capital Securities (the "Exchange Capital Securities") for a like liquidation amount of its outstanding 8.14% Capital Securities (the "Original Capital Securities"), of which $75,000,000 aggregate liquidation amount are issued and outstanding. The Exchange Capital Securities will be guaranteed (the "Exchange Capital Securities Guarantee") by Southern with respect to the payment of distributions and payments upon liquidation, redemption and otherwise to the extent set forth in the Prospectus (the "Prospectus") filed as part of the Registration Statement.

         In connection with the offer to exchange the Exchange Capital Securities for the Original Capital Securities, Capital will also offer to exchange $77,320,000 aggregate principal amount of its 8.14% Exchange Subordinated Notes due February 15, 2027 (the "Exchange Subordinated Notes") for a like aggregate principal amount of its 8.14% Subordinated Notes due February 15, 2027 (the "Original Subordinated Notes"), which were purchased by the Trust with the proceeds of the Original Capital Securities. Like the Exchange Capital Securities, the Exchange Subordinated Notes, the Exchange Capital Securities Guarantee and the Exchange Notes Guarantee will be registered under the Act.

The Southern Company
Southern Company Capital Funding, Inc.
August 4, 1997
Page 3



         We have reviewed copies of the Registration Statement and the Prospectus and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         Based on the foregoing, we are of the opinion that if the offer and sale of the Exchange Capital Securities are conducted in the manner described in the Prospectus and if the terms of the Exchange Capital Securities are as contemplated by the Prospectus, then the statements as to matters of law and legal conclusions contained in the Prospectus under the caption "Certain Federal Income Tax Considerations" are correct in all material respects and the discussion thereunder does not omit any material provision with respect to the matters covered.

         We consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to Troutman Sanders LLP under the captions "Certain Federal Income Tax Considerations" and "Validity of Exchange Capital Securities" in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/Troutman Sanders LLP

                                                     TROUTMAN SANDERS LLP